BPO MANAGEMENT SERVICES COMPLETES
$14 MILLION EQUITY FINANCING

Company to Use Proceeds to Complete Strategic Acquisitions

ANAHEIM, Calif., June 14, 2007 - BPO Management Services, Inc. “BPOMS” (OTCBB: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, announced today that it has signed definitive agreements to raise approximately $14 million in gross proceeds from a private placement transaction through C.E. Unterberg, Towbin. The participants in this transaction were a limited number of institutional investors. BPOMS intends to use the proceeds to complete previously announced acquisitions, fund additional growth in accordance with its business plan, and for general working capital requirements.

“Consistent with our growth plan, this capital will enable us to complete our previously announced acquisitions, DocuCom and HRMS, allowing us to continue to build out our full-service BPO capability,” commented Patrick Dolan, Chief Executive Officer. “By consolidating the best technologies and business processes in what is currently a very fragmented marketplace, we continue to position ourselves to become the leading provider of end-to-end back office outsourcing solutions for middle market enterprises.”

“Looking ahead, we will remain diligently focused on managing our daily operations while integrating our acquisitions, which we believe will also yield tremendous cross-selling opportunities for our existing business units and further accelerate our target market penetration,” Dolan concluded.

“BPOMS continues to execute on its strategy to consolidate the fragmented business process outsourcing market in order to offer a one-stop solution to a largely underserved middle market customer base,” said David Skriloff of Vision Opportunity Capital Management, LLC. “The company’s management team is experienced and focused, and we have tremendous confidence that the company will continue to rapidly grow and reach its long-term goals.”

Vision Opportunity Capital Management, LLC is an SEC-registered investment advisor that specializes in making value-oriented investments in fundamentally strong small public companies.  Other institutional investors in the private placement include Heller Capital Investments, four funds managed by RENN Capital Group and BridgePointe Master Fund Ltd., managed by Roswell Capital Partners, LLC.

The private placement consists of shares of Convertible Preferred Stock, convertible into approximately 23.3 million shares of the company’s common stock and includes warrants to purchase up to approximately 35 million shares of common stock for aggregate warrant proceeds of approximately $40 million. The private placement also includes a one-year additional investment option to purchase up to an additional $21 million of Convertible Preferred Stock also convertible into approximately 23.3 million shares of common stock and includes warrants to purchase up to approximately 35 million additional shares of common stock for further aggregate warrant proceeds of approximately $60 million.

None of the shares of preferred stock, the warrants, or the underlying shares of common stock has been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. BPOMS has agreed to file a registration statement covering resale by the investors of the shares of common stock issuable upon conversion of the preferred stock and the exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the preferred stock, warrants, or the underlying common stock. Any opportunity to participate in the private placement was available to a very limited group of institutional investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act

About BPO Management Services, Inc.:

BPO Management Services, Inc. (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

About DocuCom:

DocuCom is recognized as a leading provider of document management solutions across Canada and offers a wide range of document management products and service solutions to government and middle market enterprises. Approximately 50% of its existing business is provided under recurring revenue customer service contracts through which DocuCom supports its clients' document management and imaging based requirements. In addition to expanding BPOMS' document management service offering, this acquisition is intended to enhance BPOMS' market presence with both corporate and government organizations located in the strategic Toronto-Ottawa-Montreal business corridor and provide ready access to the large US marketplace located in the nearby northeastern United States. Upon the closing of its acquisition, BPOMS plans to merge DocuCom with its existing ECM/Document Management division based in Winnipeg, Canada. For the most recent fiscal year ended as of October 31, 2006, DocuCom reported annual revenues of approximately $12 million. For more information, please visit www.DocuCom.ca

About Human Resource MicroSystems (HRMS):

HRMS provides comprehensive human resource information systems (HRIS) Software Solutions to Human Resource departments across a broad range of middle market industries. Its current install base includes more than 100 middle market companies located throughout the United States. The company combines the human resource and technical expertise to deliver HRIS products and services that meet the immediate and ongoing HR software needs of middle market enterprises. In addition to licensing this product, BPOMS plans to provide this HRIS software to its customers on a software-as-a-service ("SaaS") basis hosted from a BPOMS data center facility where it is intended to serve as the anchor offering for its HRO division headquartered in San Francisco, CA. To date, approximately 50% of HRMS revenues are derived from recurring revenue maintenance and support contracts. For more information, please visit www.HRMS.com

About Vision Opportunity Capital Management

Founded in 2005, New York-based Vision Opportunity Capital Management, LLC is an SEC registered investment advisor focused on direct, non-control investments in small private and public companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation the Company’s future growth plans and the ability of the Company’s common stock to trade or be quoted on various markets, are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the ability to complete planned acquisitions, the availability of financing and changes in market and business conditions; and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

Contact:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726